EXHIBIT 10.102.1

                          FASHION RESOURCE (TCL), INC.


                                  April 1, 2003

Eddy Yuen
[Address]

Dear Mr. Yuen:

         This letter agreement sets forth the terms of employment between you and Fashion Resource (TCL), Inc. (the "COMPANY"), as follows:

         1. TERMINATION OF EMPLOYMENT AGREEMENT. The Employment Agreement dated January 1, 2002 between you and Tarrant Apparel Group, the Company's sole shareholder ("TARRANT"), is hereby terminated.

         2. POSITION. You will serve in a full-time capacity as President of the Company. You will report directly to the Company's Chief Executive Officer. The primary duties and functions you shall perform shall be specified from time to time by the Company's Chief Executive Officer consistent with your position, including such duties as are customarily performed by the President of a significant foreign operating subsidiary of an international business organization.

         3. BASE SALARY. You will be paid a salary at the annual rate of $350,000, payable in semi-monthly installments in accordance with the Company's standard payroll practices for salaried employees (the "BASE Salary"). The Base Salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

         4. SEMI-ANNUAL BONUS. In addition to the Base Salary, you may receive a discretionary semi-annual bonus (the "Semi-Annual Bonus") for each six-month period that you are employed in an amount up to $62,500, with the actual amount to be determined by the Board of Directors, in its sole discretion. The Semi-Annual Bonus, if any, shall be payable not later than 90 days after the end of each six-month period during the applicable calendar year.

         5. OPTIONS. You will be granted an option to purchase 100,000 shares of the Common Stock of Tarrant, at an exercise price of $3.65 per share, which is equal to the fair market value per share on the date the option was approved by the Board of Directors of Tarrant. The option will be subject to the terms and conditions applicable to options granted under Tarrant's Employee Incentive Plan (the "PLAN"), as described in that Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in annual installments over the next three years of service, as described in the applicable stock option agreement.

         6. PERIOD OF EMPLOYMENT. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any


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time and for any reason,  with or without  cause.  Any contrary  representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

         7. OUTSIDE ACTIVITIES. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

         8. WITHHOLDING TAXES. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

         9. ENTIRE AGREEMENT. This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

         10. AMENDMENT AND GOVERNING LAW. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.


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         We hope that you find the foregoing terms acceptable.  You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and returning them to me.

                                       Very truly yours,

                                       FASHION RESOURCE (TCL), INC.


                                       By:        /S/ GERARD GUEZ
                                                -----------------------
                                                Gerard Guez
                                                Chief Executive Officer

I have read and accept this employment offer:

  /S/ EDDY YUEN
-----------------------
Eddy Yuen


ACKNOWLEDGED AND AGREED WITH
RESPECT TO SECTIONS 1 AND 5 ONLY:

TARRANT APPAREL GROUP

By:        /S/ GERARD GUEZ
         -----------------------
         Gerard Guez
         Chief Executive Officer


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